                                                                     EXHIBIT 4.4

                          FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE dated as of August 5, 2004 between Nortek, Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as trustee under the Indenture referred to below (the "Trustee").

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of June 12, 2001 (the "Indenture"), providing for the issuance of an aggregate principal amount of $250 million of 9-7/8% Senior Subordinated Notes due June 15, 2011 (the "Notes");

         WHEREAS, the Company proposes to amend the Indenture and the Notes (the "Proposed Amendments"), as contemplated hereby;

         WHEREAS, the Company has obtained the consent of the Holders of the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 20, 2004, as amended, supplemented or modified (the "Consent Solicitation Statement"), to the Proposed Amendments upon the terms and subject to the conditions set forth therein;

         WHEREAS, pursuant to Section 9.02 of the Indenture, the Company may amend or supplement the Indenture and the Notes as contemplated hereby provided that the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have consented;

         WHEREAS, the Company has received and delivered to the Trustee the consent of the Holders of at least a majority in aggregate principal amount of the Notes to the Proposed Amendments;

         WHEREAS, the Company has been authorized by a resolution of its board of directors to enter into this First Supplemental Indenture;

         WHEREAS, all other acts and proceedings required by law, by the Indenture, and by the certificate of incorporation and by-laws of the Company to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

         WHEREAS, pursuant to Section 9.06, the Trustee has received an Officers' Certificate and Opinion of Counsel and authorized to execute and deliver this First Supplemental Indenture;

         WHEREAS, following the execution of this First Supplemental Indenture, the terms hereof will become operative upon the acceptance for purchase by the Company of Notes validly tendered in the tender offer contemplated by the Consent Solicitation Statement (the "Consent Condition"); and

         WHEREAS, the terms of this First Supplemental Indenture shall be null and void if the Consent Condition does not occur.

         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

         That, for and in consideration of the premises herein contained and in order to effect the proposed amendments contained in the Consent Solicitation Statement, pursuant to Sections 9.02 and 9.06 of the Indenture, the Company agrees with the Trustee as follows:

                                    ARTICLE 1

                        Amendment of Indenture and Notes

         1.1 Amendment of Indenture. Effective as of the Operative Date, this First Supplemental Indenture amends the Indenture as provided for herein. If the Operative Date does not occur on or prior to the date that IS 90 days following the date of this First Supplemental Indenture, then the terms of this First Supplemental Indenture shall be null and void and the Indenture shall continue in full force and effect without any modification hereby.

         1.2 Amendment of Section 1.01.

         (a) Pursuant to Section 9.02 of the Indenture, Section 1.01 of the Indenture is hereby amended by deleting in their entirety the definitions of "Acquired Indebtedness," "Allowable Subsidiary Loans," "Average Life," "Broan-NuTone Canada, Inc. Credit Facility," "Consolidated Amortization Expense," "Consolidated Cash Flow," "Consolidated Cash Flow Coverage Ratio," "Consolidated Depreciation Expense," "Consolidated Income Tax Expense," "Consolidated Interest Expense," "Consolidated Net Worth," "Disinterested Director," "Eligible Inventory," "Eligible Receivables," "Existing Indebtedness," "Existing Investments," "Non-Recourse Debt," "Permitted Investments," "Permitted Liens," "Principal Property," "Purchase Money Obligations," "Significant Subsidiary," "Special Common Stock," and "Wholly Owned Subsidiary" contained in the Indenture.

         (b) Pursuant to Section 9.02 of the Indenture, Section 1.01 of the Indenture is hereby amended by deleting in its entirety the definition of "Asset Sale" and replacing it with the following:

         "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance or other transfer or disposition by such person of any of its assets or properties (including by way of a sale-and-leaseback and including the sale, issuance or other transfer of any of the Capital Stock of any Subsidiary of such person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person (but if such Person is the Company or any Restricted Subsidiary of the Company, only if such Subsidiary is a Restricted Subsidiary of the Company), net out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $5,000,000. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of such Person whose stock is purchased by the transferee. Notwithstanding anything to the contrary in the foregoing provisions of this definition, the term "Asset Sale", with respect to any Person, shall not include (i) the sale, lease or other transfer or disposition of assets acquired and held for resale in the ordinary course of business; (ii) the sale, lease or other transfer or disposition of assets in accordance with the provisions of Article V hereof; (iii) the sale, lease or other transfer or disposition of damaged, worn-out or obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of such Person or its Subsidiaries; (iv) the abandonment of assets or properties which are no longer useful in the business of such Person or its Subsidiaries and are not readily saleable; (v) the granting of any Lien; (vi) any sale, lease, assignment or other disposition by such Person or its Subsidiaries if such Person has outstanding senior debt securities all of which are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade; or (vii) the sale or other transfer or disposition of receivables in connection with an asset securitization transaction by such Person or its Subsidiaries.

         (c) Pursuant to Section 9.02 of the Indenture, Section 1.01 of the Indenture is hereby amended by deleting in its entirety the definition of "Restricted Subsidiary" and replacing it with the following:

         "RESTRICTED SUBSIDIARY" means any Subsidiary of Nortek unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of Nortek as provided in and in compliance with the definition of "Unrestricted Subsidiary." Nortek shall evidence any such designation to the Trustee by promptly filing with the Trustee an Officers' Certificate certifying that such designation has been made.

          (d) Pursuant to Section 9.02 of the Indenture, Section 1.01 of the Indenture is hereby amended by deleting in its entirety the definition of "Unrestricted Subsidiary" and replacing it with the following:

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated as an Unrestricted Subsidiary by resolution by the Board of Directors, and any Subsidiary of any Unrestricted Subsidiary. Nortek shall evidence any such designation to the Trustee by filing with the Trustee within 45 days of such designation an Officers' Certificate certifying that such designation has been made.

         1.3 Amendment of Section 1.02. Pursuant to Section 9.02 of the Indenture, Section 1.02 of the Indenture is hereby amended and restated in its entirety as follows:

                                                                    DEFINED IN
                   TERM                                             SECTION
                   ----                                             -------
                  "Act"                                             1.05
                  "Acceleration Notice"                             6.02
                  "Bankruptcy law"                                  7.07

                  "Blockage Notice"                                 10.04
                  "Cash Proceeds"                                   4.13
                  "Change of Control"                               4.12
                  "Change of Control Offer"                         4.12
                  "Change of Control Payment"                       4.12
                  "Change of Control Payment Date"                  4.12
                  "Covenant Defeasance"                             8.03
                  "DTC"                                             2.03
                  "Event of Default"                                6.01
                  "Excess Proceeds"                                 4.13
                  "Excess Proceeds Offer"                           4.13
                  "Exchange Act"                                    4.12
                  "IAIs"                                            2.01
                  "Legal Defeasance"                                8.02
                  "Legal Holiday"                                   11.08
                  "Offshore Notes Exchange Date"                    2.01
                  "Paying Agent"                                    2.03
                  "Payment Blockage Period"                         10.04
                  "QIB Global Note"                                 2.01
                  "QIBs"                                            2.01
                  "Register"                                        2.03
                  "Registrar"                                       2.03
                  "Regulation S Purchasers"                         2.01

                  "Rule 144A"                                       2.01
                  "Temporary Regulation S Global Note"              2.01

         1.4 Amendment of Section 3.01.Pursuant to Section 9.02 of the Indenture, Section 3.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 3.01 Right to Redeem; Notices to Trustee

         At any time on and after June 15, 2006, the Company, at its option, may redeem the Notes for cash in accordance with this Article III and the provisions of paragraph 5 of the Notes. If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price.

         The Company shall give the notice to the Trustee provided for in this
Section 3.01 at least seven days before the Redemption Date, provided such notice shall be deemed to have been given if it is received by the Trustee on or before 11:00 a.m., New York City time, on a Business Day, and any such notice received by the Trustee after such time shall be deemed to have been given on the next Business Day (unless a shorter notice shall be satisfactory to the Trustee).

         1.5 Amendment of Section 3.02. Pursuant to Section 9.02 of the Indenture, Section 3.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 3.02 Selection of Notes to be Redeemed

         If less than all the outstanding Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed by lot or, if such method is prohibited by the rules of any stock exchange on which the Notes are then listed, any other method the Trustee considers reasonable. The Trustee shall make the selection at least seven but not more than 60 days before the Redemption Date from outstanding Notes not previously called for redemption. Notes and portions of them the Trustee selects shall be in principal amount of $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

         1.6 Amendment of Section 3.03. Pursuant to Section 9.02 of the Indenture, Section 3.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 3.03 Notice of Redemption

         At least five days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first-class mail, postage prepaid, to each Holder of Notes to be redeemed at the Holder's last address as it shall appear on the registry book. A copy of such notice shall be mailed to the Trustee on the same day the notice is mailed to Holders of Notes.

                  The notice shall identify the Notes to be redeemed and shall state:

                  (1) the Redemption Date;

                  (2) the Redemption Price;

                  (3) the CUSIP number (subject to the provisions of Section
2.11 hereof);

                  (4) the name and address of the Paying Agent;

                  (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

                  (6) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed; and

                  (7) that, unless the Company defaults in making such redemption payment, together with accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date, interest will cease to accrue on Notes called for redemption on and after the Redemption Date.

                  At the Company's written request, made at least seven days prior to the Redemption Date in accordance with the provisions applicable to notice of the redemption in Section 3.01, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense; provided, however, that in all cases, the text of such notice of redemption shall be prepared or approved by the Company and the Trustee shall have no responsibility whatsoever with regard to such notice being accurate or correct.

         1.7 Amendment of Section 4.02. Pursuant to Section 9.02 of the Indenture, Section 4.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.02. [INTENTIONALLY OMITTED]

         1.8 Amendment of Section 4.03. Pursuant to Section 9.02 of the Indenture, Section 4.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.03. Compliance Certificates.

         (1) The Issuer shall deliver to the Trustee, within 90 days after the close of each fiscal year commencing with the fiscal year ending December 31, 2003, an Officers' Certificate stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer's knowledge, the Issuer during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity. The Officers' Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end.

         (2) The Company shall deliver to the Trustee as soon as possible and in any event within 15 days after the Company becomes aware of the occurrence of each Default or Event of Default, which is continuing, an Officers' Certificate setting forth the details of such Default or Event of Default, and the action which the Company proposes to take with respect thereto.

         (3) Delivery of reports, and other documents and information to the Trustee pursuant to this Indenture is for informational purposes only and the Trustee's receipt of such documents and information shall not constitute constructive notice of any information contained therein, including the Company's compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely conclusively on Officers' Certificates delivered to it).

         1.9 Amendment of Section 4.04. Pursuant to Section 9.02 of the Indenture, Section 4.04 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.04. [INTENTIONALLY OMITTED]

         1.10 Amendment of Section 4.05. Pursuant to Section 9.02 of the Indenture, Section 4.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.05. [INTENTIONALLY OMITTED]

         1.11 Amendment of Section 4.06. Pursuant to Section 9.02 of the Indenture, Section 4.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.06. [INTENTIONALLY OMITTED].

         1.12 Amendment of Section 4.07. Pursuant to Section 9.02 of the Indenture, Section 4.07 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.07. [INTENTIONALLY OMITTED]

         1.13 Amendment of Section 4.08. Pursuant to Section 9.02 of the Indenture, Section 4.08 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.08.  [INTENTIONALLY OMITTED]

         1.14 Amendment of Section 4.09. Pursuant to Section 9.02 of the Indenture, Section 4.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.09. [INTENTIONALLY OMITTED]

         1.15 Amendment of Section 4.10. Pursuant to Section 9.02 of the Indenture, Section 4.10 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.10. [INTENTIONALLY OMITTED]

         1.16 Amendment of Section 4.11. Pursuant to Section 9.02 of the Indenture, Section 4.11 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.11. [INTENTIONALLY OMITTED]

         1.17 Amendment of Section 4.14. Pursuant to Section 9.02 of the Indenture, Section 4.14 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.14. [INTENTIONALLY OMITTED]

         1.18 Amendment of Section 4.16. Pursuant to Section 9.02 of the Indenture, Section 4.16 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.16. [INTENTIONALLY OMITTED]

         1.19 Amendment of Section 4.17. Pursuant to Section 9.02 of the Indenture, Section 4.17 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.17. [INTENTIONALLY OMITTED]

         1.20 Amendment of Section 4.18. Pursuant to Section 9.02 of the Indenture, Section 4.18 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.18. [INTENTIONALLY OMITTED]

         1.21 Amendment of Section 4.20. Pursuant to Section 9.02 of the Indenture, Section 4.20 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.20 [INTENTIONALLY OMITTED]

         1.22 Amendment of Section 4.21. Pursuant to Section 9.02 of the Indenture, Section 4.21 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.21 [INTENTIONALLY OMITTED]

         1.23 Amendment of Section 4.22. Pursuant to Section 9.02 of the Indenture, Section 4.22 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.22. [INTENTIONALLY OMITTED]

         1.24 Amendment of Section 5.01. Pursuant to Section 9.02 of the Indenture, Section 5.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 5.01.[INTENTIONALLY OMITTED]

         1.25 Amendment of Section 5.02. Pursuant to Section 9.02 of the Indenture, Section 5.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 5.02 Successor Corporation Substituted

         Upon any consolidation or merger, or any transfer of all or substantially all of the assets of Nortek and its Subsidiaries on a consolidated basis, the successor Person formed by such consolidation or into which Nortek is merged or the successor Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Nortek under the Subordinated Note Indenture with the same effect as if such successor Person had been named as the Issuer in the Subordinated Note Indenture, and when a successor Person assumes all the obligations of its predecessor under the Subordinated Note Indenture or the Subordinated Notes, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Subordinated Notes; provided, further, that the successor Person shall expressly assume, by an indenture supplemental to this Indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and this Indenture, and this Indenture remains in full force and effect.

         1.26 Amendment of Section 6.01. Pursuant to Section 9.02 of the Indenture, Section 6.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 6.01 Events of Default

                  An "Event of Default" occurs if one of the following shall have occurred and be continuing:

                                    (1) the Company defaults in the payment,
                           when due and payable, whether or not prohibited by
                           Article X hereof, of (i) interest on or Liquidated Damages, if any, with respect to any Note and the default continues for a period of 30 days, or (ii) principal of or premium, if any, on any Notes when the same becomes due and payable at maturity, by acceleration, on the Redemption Date, on the Change of Control Payment Date, on any payment date respecting an Excess Proceeds Offer or otherwise.

                                    (2) [INTENTIONALLY OMITTED]

                                    (3) the Company fails to comply with any of
                           its covenants or agreements in the Notes or this Indenture (other than those referred to in clause (1) above) and such failure continues for the period and after receipt by the Company of the notice specified below;

                                    (4) [INTENTIONALLY OMITTED]

                                    (5) the Company or any of its Significant
                           Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any bankruptcy law:

                                    (A) commences a voluntary case or
                           proceeding;

                                    (B) consents to the entry of an order for
                           relief against it in an involuntary case or proceeding;

                                    (C) consents to the appointment of a
                           custodian of it or for all or substantially all of its property;

                                    (D) makes a general assignment for the
                           benefit of its creditors; or

                                    (E) admits in writing its inability to pay
                           its debts generally as they become due.

                                    (6) a court of competent jurisdiction enters
                           an order or decree under any bankruptcy law that:

                                    (A) is for relief against the Company or any
                           of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding;

                                    (B) appoints a custodian of the Company or
                           any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) for all or substantially all of its properties; or

                                    (C) orders the liquidation of the Company or
                           any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary),

                  and such order or decree with respect to clause (A), (B), or
                  (C) remains unstayed and in effect for 60 days.

                                    (7) [INTENTIONALLY OMITTED]

                  A Default specified in Section 6.01(3) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default within 30 days after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

                  In the case of any Event of Default (other than as a result of the failure to comply with Section 4.12 hereof) occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay if the Company then had elected to redeem the Notes pursuant to paragraph 5 of the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law, anything in this Indenture or in the Notes contained to the contrary notwithstanding.

                  In the case of an Event of Default as a result of a failure to comply with Section 4.12 hereof occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay pursuant to Section 4.12 hereof, such premium shall also become and be immediately due and payable at such time as the principal of and interest on the Notes become due and payable pursuant to Section 6.02 hereof to the extent permitted by law, anything in this Indenture or in the Notes contained to the contrary notwithstanding.

         1.27 Amendment of Section 8.05.Pursuant to Section 9.02 of the Indenture, Section 8.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

SECTION 8.05 Conditions to Legal Defeasance or Covenant Defeasance

          The following shall be the conditions to the application of either
Section 8.03 or 8.04 hereof to the outstanding Notes:

                (1) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 hereof who shall agree to comply with the provisions of this Article VIII applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes,
      (i) cash in U.S. Dollars, (ii) U.S. Government Obligations, or (iii) a combination thereof, in such amounts, as will be sufficient in each case, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge the principal of, premium, if any, interest on and Liquidated Damages, if any, with respect to the outstanding Notes on the stated maturity or on the applicable date fixed for redemption, as the case may be, of such principal or installment of principal of, premium, if any, interest on and Liquidated Damages, if any, with respect to such Notes, and the Company shall have specified whether the Notes are being defeased to maturity or to a particular date fixed for redemption;

                (2) [INTENTIONALLY OMITTED]

                (3) [INTENTIONALLY OMITTED]

                (4) [INTENTIONALLY OMITTED]

                (5) [INTENTIONALLY OMITTED]

                (6) [INTENTIONALLY OMITTED]

                (7) [INTENTIONALLY OMITTED]

                (8) The Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel in the United States (on which the Trustee may conclusively rely), each stating that all conditions precedent to either the Legal Defeasance under Section 8.03 hereof or the Covenant Defeasance under Section 8.04 hereof (as the case may be) have been complied with as contemplated by this Section 8.05.

         1.28 Amendments to the Subordinated Notes.

         (a) Pursuant to Section 9.02 of the Indenture, Section 4 of the Subordinated Notes is hereby amended and restated in its entirety to read as follows:

          SECTION 4. Indenture. The Company issued the Notes under an Indenture, dated as of June 12, 2001 (the "Indenture"), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended and as in effect on the date of the Indenture (the "TIA") and as provided in the Indenture. Capitalized terms used herein and not defined herein have the meaning ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

          The Notes are senior subordinated, unsecured obligations of the Company. This Note is one of the Series A Notes referred to in the Indenture issued in an aggregate principal amount of $250,000,000. The Notes include the Series A Notes issued on the date of the Indenture up to an aggregate principal amount of $250,000,000, additional Series A Notes issued in accordance with the Indenture, and any Series B Notes issued in exchange for the Series A Notes. The Series A Notes, the additional Series A Notes and the Series B Notes are treated as a single class of securities under the Indenture.

         (b) Pursuant to Section 9.02 of the Indenture, Section 6 of the Subordinated Notes is hereby amended and restated in its entirety to read as follows:

         SECTION 6. Notice of Redemption. Notice of redemption will be mailed at least five days but not more than 60 days before the Redemption Date by first-class mail, postage prepaid, to each Holder of Notes to be redeemed at the Holder's registered address. Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

         (c) Pursuant to Section 9.02 of the Indenture, Section 12 of the Subordinated Notes is hereby amended and restated in its entirety to read as follows:

         SECTION 12. Defaults and Remedies. Under the Indenture, Events of Default include a default in payment of the principal of, premium, if any, interest on or Liquidated Damages, if any, with respect to the Notes when the same becomes due and payable subject, in the case of interest and Liquidated Damages, if any, to the grace period contained in the Indenture. If an

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
Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, may declare all the Notes to be due and payable immediately.

         Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default except a Default in payment of amounts specified in the immediately preceding paragraph if it determines that withholding notice is in their interest.

                                    ARTICLE 2

                                   The Trustee

         2.1 Privileges and Immunities of Trustee. The Trustee accepts the amendment of the Indenture and the Notes effected by this First Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. The Trustee shall not be responsible for the adequacy or sufficiency of the First Supplemental Indenture, for the due execution thereof by the Company or for the recitals contained herein, which are the Company's responsibility.

                                    ARTICLE 3

                                  Miscellaneous

         3.1 Ratification. Except as expressly amended and supplemented by this First Supplemental Indenture, the Indenture and each Note shall remain unchanged and in full force and effect. Upon the Acceptance, this First Supplemental Indenture shall be construed as supplemental to the Indenture and each Note and shall form a part thereof.

         3.2 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

         3.3 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         3.4 Operative Date. Notwithstanding the execution of this Supplemental Indenture on the date hereof, the amendments set forth in this Supplemental Indenture shall not become operative unless and until the Company accepts Notes for purchase pursuant to the Offer (the

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
date and time of such acceptance being referred to herein as the "Operative Date"), written notice of which acceptance shall be given to the Trustee by the Company as soon as reasonably practicable after the Operative Date. At the Operative Date, the amendments to the Indenture effected hereby shall be deemed fully operative without any further notice or action on the part of the Company, the Trustee, any Holder or any other Person.

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
         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

                         NORTEK, INC.,
                                  as the Issuer



                         By:     /s/ Kevin W. Donnelly
                                 ----------------------
                         Name:  Kevin W. Donnelly
                         Title:  VP, General Counsel & Secretary


                         U.S. BANK NATIONAL ASSOCIATION,
                         as Trustee



                         By:    /s/ Todd R. DiNezza
                                -------------------------
                         Name:  Todd R. DiNezza
                         Title:  Assistant Vice President

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